Exhibit 99.1

Cancer Genetics Reports Fourth Quarter and Full Year 2019 Financial Results and Provides Strategic Business Updates

RUTHERFORD, N.J., June 1, 2020 — Cancer Genetics, Inc. (Nasdaq: CGIX), a leader in drug discovery and preclinical oncology and immuno-oncology services, today announced financial and operating results for the fourth quarter and full year ended December 31, 2019.

OPERATIONAL HIGHLIGHTS

●	Demonstrating growth in revenue and operating margins with vivoPharm business. Division continues to operate successfully and efficiently in the US, Europe, and Australia.
●	Continuing to evaluate potential strategic options including collaborations, mergers or acquisitions, or other strategic transactions.

FULL YEAR 2019 FINANCIAL HIGHLIGHTS

●	Revenue from continuing operations increased by 48%, from $4.9 million in FY 2018 to $7.3 million in FY 2019;
●	Gross Profit increased to $3.6 million in FY 2019, from $1.8 million in FY 2018, an increase of 96%, and Gross Margin increased 12.0 percentage points from 37.3% in FY 2018 to 49.3% in FY 2019;
●	Completed the divestiture of two operating units (Biopharma and Clinical Services) for cash and future cash payment streams;
●	Received a combined amount of approximately $21 million in cash during 2H 2019 as the result of the aforementioned divestiture transactions;
●	Settled approximately $20 million of debt and related interest and fees in 2019;
●	Exited 2019 with approximately $4.2 million in cash and restricted cash.

FOURTH QUARTER 2019 FINANCIAL HIGHLIGHTS

●	Revenue from continuing operations was $1.9 million in Q4 2019, increasing from $1.7 million in Q4 2018 and decreasing from $2.1 million in the sequential quarter of Q3 2019;
●	Gross Profit increased to approximately $0.8 million in Q4 2019, increasing from $0.7 million in Q4 2018, and decreasing from $1.1 million in the sequential quarter of Q3 2019;
●	Gross Margin was 43.4% in Q4 2019 compared to 44.0% in Q4 2018; and 53.6% in the sequential quarter of Q3 2019.

John A. Roberts, Chief Executive Officer of Cancer Genetics stated, “During 2019, we transformed the business significantly by improving our balance sheet and refocusing the business on assisting pharmaceutical and biotechnology companies in improving and streamlining their drug discovery and development processes to help improve the odds of success for new drug candidates and to speed up the time to market. We feel these actions enable us to better direct our attention in the area of drug discovery and novel therapies. We reduced our total liabilities by approximately $21 million, increased our cash position by approximately $3.7 million at year-end 2019 compared to a year earlier, and continue to focus on further improving our balance sheet and operating metrics. We believe these measures will support revenue and margin growth.”

Mr. Roberts continued, “The activities of 2019 have enabled us to move forward into 2020 in a clean, efficient, and unencumbered manner. The reduction of debt, inflow of cash, and transition toward leaner operations makes Cancer Genetics a nimbler company.”

“In terms of our ‘going forward path’, our vivoPharm business unit had a solid year of revenue growth year-over-year, and experienced numerous new discovery programs coming from Europe and our existing customer base in the United States. While we continue with the process of assessing various strategic options, it is important to note that our vivoPharm business continues to operate efficiently; therefore, we can afford to take a thoughtful and methodical approach in regards to a future transaction,” Mr. Roberts stated.

“In summary, the Company’s management and Board of Directors are committed to evaluating all potential strategic opportunities and to pursuing the path most likely to create both near and longer-term value for Cancer Genetics’ shareholders. We look forward to keeping shareholders apprised of our progress,” Mr. Roberts concluded.

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2019 last Friday with the Securities and Exchange Commission. The 2019 audited financial statements contain an explanatory paragraph regarding the Company’s ability to continue as a going concern in the audit opinion from its independent registered public accounting firm. See further discussion in Note 2 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K. The Company also disclosed in Item 9 to Form 10-K it had concluded that internal controls over financial reporting was ineffective for the year ended December 31, 2019 resulting in the Company reporting deficiencies that were considered material weaknesses.

FOURTH QUARTER 2019 FINANCIAL RESULTS

The Company reported total revenue from continuing operations of $1.9 million for the fourth quarter of 2019 compared to revenue of $1.7 million in the fourth quarter of 2018, an increase of $0.2 million or 12%, partially the result of the adoption of ASC 606 and the inherent variability in project start and end times at the individual contract level in our Discovery Services business unit.

Gross profit increased to $0.8 million or 43.4% in the fourth quarter of 2019, compared to $0.7 million or 44.0% in the fourth quarter of 2018. The gross margin percentage remains consistent in the comparable periods, as the Discovery Services cost structure is mostly fixed, thereby allowing the Company an opportunity to gain from its operating leverage.

Total operating expenses for the fourth quarter of 2019 were approximately $0.9 million, a decrease of approximately 66% compared to $2.5 million during the fourth quarter of 2018. The decrease in total operating expenses is primarily the result of the Company incurring costs in Q4 2018 related to a particular corporate transaction.

Net loss was $0.2 million or $0.14 per share for the fourth quarter of 2019, compared to a net loss of $3.8 million or $4.08 per share for the fourth quarter of 2018.

FULL YEAR 2019 FINANCIAL RESULTS

Revenues for full year 2019 were $7.3 million as compared to $4.9 million for full year 2018, a 48% increase. The Company reported gross margin for the twelve months ended December 31, 2019 of 49.3% compared to 37.3% in the same period last year, an improvement of 12 percentage points. Total operating expenses decreased approximately $0.2 million to approximately $9.3 million for full year 2019. Basic and diluted net loss was $6.7 million or $3.48 per share, compared to basic and diluted net loss of $20.4 million or $22.39 per share for 2018.

Cash and cash equivalents totaled approximately $4.2 million as of December 31, 2019.

ABOUT CANCER GENETICS

Through its vivoPharm subsidiary, the Company offers proprietary preclinical test systems supporting clinical diagnostic offerings at early stages, valued by the pharmaceutical industry, biotechnology companies and academic research centers. The Company is focused on precision and translational medicine to drive drug discovery and novel therapies. vivoPharm specializes in conducting studies tailored to guide drug development, starting from compound libraries and ending with a comprehensive set of in vitro and in vivo data and reports, as needed for Investigational New Drug filings. vivoPharm operates in The Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC) accredited and GLP compliant audited facilities.

For more information, please visit or follow CGI at:

Internet: www.cancergenetics.com

Twitter: @Cancer_Genetics

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Cancer Genetics Inc.’s expectations regarding future financial and/or operating results and potential for our tests and services, and future revenues or growth in this press release constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in our attempts to adapt to the global coronavirus pandemic, achieve profitability by increasing sales of our pre-clinical services,, maintain our existing customer base and avoid cancellation of customer contracts or discontinuance of trials, raise capital to meet our liquidity needs, properly evaluate strategic options, , and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2019, along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contacts:
Jennifer K. Zimmons. Ph.D.

Investor Relations

Zimmons International Communications, Inc.

Email: jzimmons@zimmonsic.com

Phone: +1.917.214.3514

CANCER GENETICS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except par value)

	December 31,
	2019	2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,880	$161
Restricted cash	350	—
Accounts receivable	696	777
Earn-Out from siParadigm, current portion	747	—
Excess Consideration Note	888	—
Other current assets	546	267
Current assets of discontinuing operations	71	23,250
Total current assets	7,178	24,455
FIXED ASSETS, net of accumulated depreciation	558	558
OTHER ASSETS
Operating lease right-of-use assets	94	—
Restricted cash	—	350
Earn-Out from siParadigm, less current portion	356	—
Patents and other intangible assets, net of accumulated amortization	2,895	3,349
Investment in joint venture	92	92
Goodwill	3,090	5,963
Other	641	639
Total other assets	7,168	10,393
Total Assets	$14,904	$35,406
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,072	$4,598
Obligations under operating leases, current portion	193	—
Obligations under finance leases, current portion	68	45
Deferred revenue	1,217	1,214
Convertible note, net	—	2,481
Note payable, net	1,277	—
Advance from NovellusDx, Ltd., net	350	535
Advance from siParadigm, current portion	566	—
Other derivatives	—	86
Current liabilities of discontinuing operations	1,229	19,189
Total current liabilities	6,972	28,148
Obligations under operating leases, less current portion	10	—
Obligations under finance leases, less current portion	107	54
Advance from siParadigm, less current portion	252	—
Deferred rent payable and other	—	154
Warrant liability	178	248
Total Liabilities	7,519	28,604
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764 shares $0.0001 par value, none issued	—	—
Common stock, authorized 100,000 shares, $0.0001 par value, 2,104 and 924 shares issued and outstanding as of December 31, 2019 and 2018, respectively	—	—
Additional paid-in capital	171,783	164,458
Accumulated other comprehensive income	26	60
Accumulated deficit	(164,424)	(157,716)
Total Stockholders’ Equity	7,385	6,802
Total Liabilities and Stockholders’ Equity	$14,904	$35,406

See Notes to Consolidated Financial Statements.

CANCER GENETICS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Other Comprehensive Loss

(in thousands, except per share amounts)

	Years Ended December 31,
	2019	2018
Revenue	$7,305	$4,932
Cost of revenues	3,701	3,090
Gross profit	3,604	1,842
Operating expenses:
Research and development	—	154
General and administrative	5,171	6,716
Sales and marketing	1,146	1,197
Impairment of goodwill	2,873	—
Merger costs	117	1,464
Total operating expenses	9,307	9,531
Loss from continuing operations	(5,703)	(7,689)
Other income (expense):
Interest expense	(1,437)	(319)
Interest income	108	21
Change in fair value of acquisition note payable	4	136
Change in fair value of other derivatives	86	(86)
Change in fair value of warrant liability	70	3,732
Change in fair value of siParadigm Earn-Out	(935)	—
Change in fair value of Excess Consideration Note	93	—
Gain on troubled debt restructuring	258	—
Other income	59	—
Total other income (expense)	(1,694)	3,484
Loss before income taxes	(7,397)	(4,205)
Income tax benefit	512	—
Loss from continuing operations	(6,885)	(4,205)
Income (loss) from discontinuing operations (including gain on disposal of businesses of $8,370 during the year ended December 31, 2019 and loss on disposal of business of $78 during the year ended December 31, 2018)	177	(16,168)
Net loss	(6,708)	(20,373)
Foreign currency translation loss	(34)	(9)
Comprehensive loss	$(6,742)	$(20,382)

Basic and diluted net loss per share from continuing operations	$(3.57)	$(4.62)
Basic and diluted net income (loss) per share from discontinuing operations	0.09	(17.77)
Basic and diluted net loss per share	$(3.48)	$(22.39)

Basic and diluted weighted-average shares outstanding	1,928	910

See Notes to Consolidated Financial Statements.